SAFE DYNAMICS CORP

Subscription Agreement

SAFE DYNAMICS CORP

Attention:  Mr. Socolovsky

Re:  Prospectus, dated                          2011

Dear Mr. Socolovsky

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the prospectus, dated __________________, 2011, of  SAFE DYNAMICS  CORP  a Delaware Corporation, (the "Prospectus" and the “Company”), and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus.

The Investor agrees that this Subscription Agreement is subject to availability and acceptance by the Company.

The Investor hereby subscribes for ____________ shares of the Company’s common stock ("Common Stock") at $0.03 per share, for an aggregate purchase price of $____________.

Payment of $______________ as payment in full of the purchase price is being made via check directly to
SAFE DYNAMICS CORP

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned within twelve business days of the Company’s receipt such funds, without interest or deduction of any kind.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

the foregoing Subscription is hereby accepted in full on behalf  of  SAFE  DYNAMICS  CORP

Date ___________________.

SAFE DYNAMICS CORP .

By:

Y . Socolvsky